C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2021 Fourth Quarter Results
Eden Prairie, MN, February 2, 2022 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2021.
Fourth Quarter Key Metrics:
•Total revenues increased 42.9% to $6.5 billion
•Gross profits increased 33.7% to $850.7 million
•Adjusted gross profits(1) increased 33.7% to $856.3 million
•Income from operations increased 39.0% to $287.4 million
•Adjusted operating margin(1) increased 130 basis points to 33.6%
•Diluted earnings per share (EPS) increased 61.1% to $1.74
•Cash generated by operations decreased by $86.3 million to $75.9 million

Full-Year Key Metrics:
•Total revenues increased 42.5% to $23.1 billion
•Gross profits increased 30.7% to $3.1 billion
•Adjusted gross profits(1) increased 30.7% to $3.2 billion
•Income from operations increased 60.7% to $1.1 billion
•Adjusted operating margin(1) increased 640 basis points to 34.3 percent
•Diluted earnings per share (EPS) increased 69.6% to $6.31
•Cash flow from operations decreased 81.0% to $95.0 million
(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted these Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 11 for further discussion and a GAAP to Non-GAAP reconciliation.

"In the face of some of the greatest disruption and tightest capacity the logistics industry has ever seen, C.H Robinson demonstrated strength, resilience and commitment to our global customers in 2021," said Bob Biesterfeld, President and Chief Executive Officer of C.H. Robinson. As a result of strategic planning and investments, as well as outstanding operational performance, we delivered record financial results for the year and strong results for the fourth quarter. Our tech-plus strategy continued to be a key differentiator for our company, enabling us to help our customers and carriers navigate the unprecedented level of supply chain disruption, while maintaining the superior service that our global customers have come to expect from C.H. Robinson. Looking ahead, we will continue capitalizing on opportunities to integrate our advanced innovation and technology to deliver best-in-class, comprehensive solutions across our combination of modes, services and geographies. The positive momentum of our business remains strong as demand for our global suite of services and for our digital freight platform continues to grow. We believe our strategies and competitive advantages will enable us to create more value for customers and in turn, win more business and increase our market share, while delivering higher profitability and return on invested capital."

Summary of Fourth Quarter Results Compared to the Fourth Quarter of 2020
•Total revenues increased 42.9% to $6.5 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits increased 33.7% to $850.7 million. Adjusted gross profits increased 33.7% to $856.3 million, primarily driven by higher adjusted gross profit per transaction and higher volume across most of our services.
•Operating expenses increased 31.2% to $568.9 million. Personnel expenses increased 35.8% to $420.0 million, primarily due to higher incentive compensation costs and higher headcount, and also due to the benefit realized in the fourth quarter of 2020 from our short-term, pandemic-related cost reductions. Average headcount increased 11.9%. Selling, general and administrative ("SG&A") expenses of $148.9 million increased 19.6%, primarily due to higher purchased services and travel expenses, both of which were reduced in the fourth quarter of 2020 by short-term, pandemic-related cost reductions.
•Income from operations totaled $287.4 million, up 39.0% due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 33.6% increased 130 basis points.
•Interest and other expenses totaled $18.4 million, consisting primarily of $14.1 million of interest expense, which increased $1.8 million versus last year due to a higher average debt balance. The fourth quarter also included a $6.5 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 14.5% compared to 24.1% in the fourth quarter last year. The rate decrease was due primarily to a favorable mix of foreign earnings and an increased benefit related to U.S. tax credits and incentives.
•Net income totaled $230.1 million, up 55.7% from a year ago. Diluted EPS of $1.74 increased 61.1%.

Summary of Full Year Results Compared to 2020

•Total revenues increased 42.5% to $23.1 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits increased 30.7% to $3.1 billion. Adjusted gross profits increased 30.7% to $3.2 billion, primarily driven by higher adjusted gross profit per transaction and higher volume across most of our services.
•Operating expenses increased 19.0% to $2.1 billion. Personnel expenses increased 24.2% to $1.5 billion, primarily due to higher incentive compensation costs and higher headcount, and also due to the benefit realized in 2020 from our short-term, pandemic-related cost reduction initiatives. SG&A expenses increased 6.1% to $526.4 million, primarily due to increases in purchased services and warehouse expenses, partially offset by decreases in amortization and bad debt expenses and by an $11.5 million loss on the sale-leaseback of a company-owned data center in 2020.
•Income from operations totaled $1.1 billion, up 60.7% from last year, primarily due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 34.3% increased 640 basis points.
•Interest and other expenses totaled $59.8 million, which primarily consists of $52.1 million of interest expense, which increased $3.0 million versus last year due to a higher average debt balance. The full year also included a $15.1 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses. These expenses were partially offset by a $2.9 million local government subsidy in Asia for achieving specified performance criteria that was almost entirely offset by a reduction in foreign tax credits within the provision for income taxes.
•The effective tax rate for the full year was 17.4% compared to 19.4% in the year-ago period. The rate decrease was due primarily to a favorable mix of foreign earnings and an increased benefit related to U.S. tax credits and incentives.
•Net income totaled $844.2 million, up 66.7% from a year ago. Diluted EPS of $6.31 increased 69.6%.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% change	2021	2020	% change
Total revenues	$3,896,025	$3,089,674	26.1%	$14,507,917	$11,312,553	28.2%
Adjusted gross profits(1)	475,100	396,814	19.7%	1,792,953	1,517,091	18.2%
Income from operations	148,440	150,577	(1.4)%	585,351	508,475	15.1%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for C.H. Robinson's NAST segment totaled $3.9 billion, an increase of 26.1% over the prior year, primarily driven by higher truckload and less-than truckload ("LTL") pricing and an increase in truckload shipments. NAST adjusted gross profits increased 19.7% in the quarter to $475.1 million. Adjusted gross profits in truckload increased 22.2% due to a 15.0% increase in adjusted gross profit per load and a 6.0% increase in shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 18.5% in the quarter, while truckload linehaul cost per mile, excluding fuel surcharges, increased approximately 18.0%. LTL adjusted gross profits increased 18.3% versus the year-ago period, as adjusted gross profit per order increased 23.5% and LTL volumes declined 4.0%. NAST overall volume growth was flat for the quarter. The fourth quarter of 2021 had one less business day than the fourth quarter of 2020. Truckload volume per business day increased 7.5% in the quarter, and LTL volume per business day declined 2.5%, resulting in overall NAST volume growth per business day of 1.5%. Operating expenses increased 32.7% primarily due to higher incentive compensation and higher headcount, and also due to the benefit realized in 2020 from our short-term, pandemic-related cost reduction initiatives. Income from operations decreased 1.4% to $148.4 million, and adjusted operating margin declined 670 basis points to 31.2%. NAST average headcount was up 7.5% in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% change	2021	2020	% change
Total revenues	$2,144,056	$1,030,364	108.1%	$6,729,790	$3,100,525	117.1%
Adjusted gross profits(1)	309,589	180,057	71.9%	1,073,541	628,988	70.7%
Income from operations	146,800	58,480	151.0%	510,756	175,513	191.0%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the Global Forwarding segment increased 108.1% to $2.1 billion, primarily driven by higher pricing and higher volume in both our ocean and air services, reflecting the strong demand environment, market share gains, and strained capacity. Adjusted gross profits increased 71.9% in the quarter to $309.6 million. Ocean adjusted gross profits increased 86.5%, driven by a 78.0% increase in adjusted gross profit per shipment and a 5.0% increase in volumes. Adjusted gross profits in air increased 91.9% driven by a 37.5% increase in metric tons shipped and a 39.5% increase in adjusted gross profit per metric ton. Customs adjusted gross profits increased 5.7%, primarily driven by a 0.5% increase in transaction volume. Operating expenses increased 33.9%, primarily driven by increased salaries, incentive compensation and technology expenses. Fourth quarter average headcount increased 17.4%. Income from operations increased 151.0% to $146.8 million, and adjusted operating margin expanded 1,490 basis points to 47.4% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% change	2021	2020	% change
Total revenues	$461,767	$429,414	7.5%	$1,864,431	$1,794,028	3.9%
Adjusted gross profits(1):
Robinson Fresh	$26,004	$23,591	10.2%	$107,543	$105,700	1.7%
Managed Services	26,554	24,738	7.3%	105,064	94,828	10.8%
Other Surface Transportation	19,094	15,378	24.2%	72,988	65,650	11.2%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter Robinson Fresh adjusted gross profits increased 10.2% to $26.0 million, due to an 11.5% increase in case volume. Managed Services adjusted gross profits increased 7.3% in the quarter, primarily due to a 2.5% increase in volume. Other Surface Transportation adjusted gross profits increased 24.2% to $19.1 million, primarily due to a 25.4% increase in Europe truckload adjusted gross profits, with the acquisition of Combinex Holding B.V. contributing 10.3 percentage points of growth to truckload adjusted gross profits.

Other Income Statement Items
The fourth quarter effective tax rate was 14.5%, down from 24.1% last year, and lower than our expectations, primarily due to a favorable mix of foreign earnings and an increased benefit from U.S. tax credits and incentives. We expect our 2022 full-year effective tax rate to be 19 to 21 percent.
Interest and other expenses totaled $18.4 million, consisting primarily of $14.1 million of interest expense, which increased $1.8 million versus last year due to a higher average debt balance. The fourth quarter also included a $6.5 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 3.3% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $75.9 million in the fourth quarter, compared to $162.1 million of cash from operations in the fourth quarter of 2020. The $86.3 million decrease in cash flow was primarily due to a $199.9 million sequential increase in net operating working capital in the fourth quarter of 2021, compared to a $92.0 million sequential increase in the fourth quarter of 2020. The increase in net operating working capital in the fourth quarter of 2021 resulted primarily from a $278.6 million sequential increase in accounts receivable and contract assets, compared to a $78.7 million sequential increase in total accounts payable.
In the fourth quarter of 2021, $222.8 million of cash was returned to shareholders, with $154.4 million in total repurchases of common stock and $68.4 million in cash dividends.
Capital expenditures totaled $18.4 million in the quarter. Capital expenditures for 2022 are expected to be $90 million to $100 million, primarily driven by technology investments in our digital platform.
Subsequent to the end of the fourth quarter of 2021, the borrowing capacity on our accounts receivable securitization facility was expanded by an additional $200 million, bringing its total borrowing capacity to $500 million.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2021 Earnings Conference Call
Wednesday, February 2, 2022; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% change	2021	2020	% change
Adjusted gross profits(1):
Transportation
Truckload	$339,512	$277,509	22.3%	$1,280,629	$1,071,873	19.5%
LTL	139,462	117,864	18.3%	523,365	457,290	14.4%
Ocean	209,801	112,412	86.6%	711,223	350,094	103.2%
Air	65,783	35,723	84.1%	225,286	151,443	48.8%
Customs	25,338	23,977	5.7%	100,539	87,095	15.4%
Other logistics services	52,508	51,113	2.7%	210,958	195,159	8.1%
Total transportation	832,404	618,598	34.6%	3,052,000	2,312,954	32.0%
Sourcing	23,937	21,980	8.9%	100,089	99,303	0.8%
Total adjusted gross profits	$856,341	$640,578	33.7%	$3,152,089	$2,412,257	30.7%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% change	2021	2020	% change
Revenues:
Transportation	$6,245,998	$4,311,852	44.9%	$22,046,574	$15,147,562	45.5%
Sourcing	255,850	237,600	7.7%	1,055,564	1,059,544	(0.4)%
Total revenues	6,501,848	4,549,452	42.9%	23,102,138	16,207,106	42.5%
Costs and expenses:
Purchased transportation and related services	5,413,594	3,693,254	46.6%	18,994,574	12,834,608	48.0%
Purchased products sourced for resale	231,913	215,620	7.6%	955,475	960,241	(0.5)%
Direct internally developed software amortization	5,607	4,510	24.3%	20,208	16,634	21.5%
Total direct expenses	5,651,114	3,913,384	44.4%	19,970,257	13,811,483	44.6%
Gross profit	$850,734	$636,068	33.7%	$3,131,881	$2,395,623	30.7%
Plus: Direct internally developed software amortization	5,607	4,510	24.3%	20,208	16,634	21.5%
Adjusted gross profit	$856,341	$640,578	33.7%	$3,152,089	$2,412,257	30.7%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% change	2021	2020	% change

Total revenues	$6,501,848	$4,549,452	42.9%	$23,102,138	$16,207,106	42.5%
Operating income	287,406	206,802	39.0%	1,082,108	673,268	60.7%
Operating margin	4.4%	4.5%	(10) bps	4.7%	4.2%	50 bps

Adjusted gross profit	$856,341	$640,578	33.7%	$3,152,089	$2,412,257	30.7%
Operating income	287,406	206,802	39.0%	1,082,108	673,268	60.7%
Adjusted operating margin	33.6%	32.3%	130 bps	34.3%	27.9%	640 bps

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2021	2020	% change	2021	2020	% change

Revenues:
Transportation	$6,245,998	$4,311,852	44.9%	$22,046,574	$15,147,562	45.5%
Sourcing	255,850	237,600	7.7%	1,055,564	1,059,544	(0.4)%
Total revenues	6,501,848	4,549,452	42.9%	23,102,138	16,207,106	42.5%
Costs and expenses:
Purchased transportation and related services	5,413,594	3,693,254	46.6%	18,994,574	12,834,608	48.0%
Purchased products sourced for resale	231,913	215,620	7.6%	955,475	960,241	(0.5)%
Personnel expenses	419,994	309,260	35.8%	1,543,610	1,242,867	24.2%
Other selling, general, and administrative expenses	148,941	124,516	19.6%	526,371	496,122	6.1%
Total costs and expenses	6,214,442	4,342,650	43.1%	22,020,030	15,533,838	41.8%
Income from operations	287,406	206,802	39.0%	1,082,108	673,268	60.7%
Interest and other expense	(18,398)	(12,033)	52.9%	(59,817)	(44,937)	33.1%
Income before provision for income taxes	269,008	194,769	38.1%	1,022,291	628,331	62.7%
Provision for income taxes	38,910	46,962	(17.1)%	178,046	121,910	46.0%
Net income	$230,098	$147,807	55.7%	$844,245	$506,421	66.7%

Net income per share (basic)	$1.77	$1.09	62.4%	$6.37	$3.74	70.3%
Net income per share (diluted)	$1.74	$1.08	61.1%	$6.31	$3.72	69.6%

Weighted average shares outstanding (basic)	130,348	135,970	(4.1)%	132,482	135,532	(2.3)%
Weighted average shares outstanding (diluted)	132,617	137,176	(3.3)%	133,834	136,173	(1.7)%

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2021
Total revenues	$3,896,025	$2,144,056	$461,767	$6,501,848
Adjusted gross profits(1)	475,100	309,589	71,652	856,341
Income (loss) from operations	148,440	146,800	(7,834)	287,406
Depreciation and amortization	6,464	5,471	10,703	22,638
Total assets (2)	3,349,578	2,843,239	835,295	7,028,112
Average headcount	7,044	5,430	4,080	16,554

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2020
Total revenues	$3,089,674	$1,030,364	$429,414	$4,549,452
Adjusted gross profits(1)	396,814	180,057	63,707	640,578
Income (loss) from operations	150,577	58,480	(2,255)	206,802
Depreciation and amortization	5,764	6,810	12,086	24,660
Total assets (2)	2,946,409	1,392,411	805,438	5,144,258
Average headcount	6,555	4,626	3,610	14,791
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2021
Total revenues	$14,507,917	$6,729,790	$1,864,431	$23,102,138
Adjusted gross profits(1)	1,792,953	1,073,541	285,595	3,152,089
Income (loss) from operations	585,351	510,756	(13,999)	1,082,108
Depreciation and amortization	26,243	22,823	42,193	91,259
Total assets (2)	3,349,578	2,843,239	835,295	7,028,112
Average headcount	6,764	5,071	3,926	15,761

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2020
Total revenues	$11,312,553	$3,100,525	$1,794,028	$16,207,106
Adjusted gross profits(1)	1,517,091	628,988	266,178	2,412,257
Income (loss) from operations	508,475	175,513	(10,720)	673,268
Depreciation and amortization	25,314	34,550	41,863	101,727
Total assets (2)	2,946,409	1,392,411	805,438	5,144,258
Average headcount	6,811	4,708	3,600	15,119

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$257,413	$243,796
Receivables, net of allowance for credit loss	3,963,487	2,449,577
Contract assets, net of allowance for credit loss	453,660	197,176
Prepaid expenses and other	129,593	51,152
Total current assets	4,804,153	2,941,701

Property and equipment, net of accumulated depreciation and amortization	139,831	178,949
Right-of-use lease assets	292,559	319,785
Intangible and other assets, net of accumulated amortization	1,791,569	1,703,823
Total assets	$7,028,112	$5,144,258

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,919,301	$1,283,364
Accrued expenses:
Compensation	201,421	138,460
Transportation expense	342,778	153,574
Income taxes	100,265	43,700
Other accrued liabilities	171,266	154,460
Current lease liabilities	66,311	66,174
Current portion of debt	525,000	—
Total current liabilities	3,326,342	1,839,732

Long-term debt	1,393,649	1,093,301
Noncurrent lease liabilities	241,369	268,572
Noncurrent income taxes payable	28,390	26,015
Deferred tax liabilities	16,113	22,182
Other long-term liabilities	315	14,523
Total liabilities	5,006,178	3,264,325

Total stockholders’ investment	2,021,934	1,879,933
Total liabilities and stockholders’ investment	$7,028,112	$5,144,258

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
	2021	2020
Operating activities:
Net income	$844,245	$506,421
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	91,259	101,727
Provision for credit losses	10,649	17,281
Stock-based compensation	129,977	43,995
Deferred income taxes	(110,188)	(32,984)
Excess tax benefit on stock-based compensation	(13,101)	(17,581)
Other operating activities	1,915	15,096
Changes in operating elements, net of acquisitions:
Receivables	(1,547,545)	(452,145)
Contract assets	(257,728)	(65,454)
Prepaid expenses and other	(43,819)	27,237
Accounts payable and outstanding checks	660,028	180,272
Accrued compensation	63,912	22,547
Accrued transportation expenses	189,204	52,380
Accrued income taxes	72,665	51,916
Other accrued liabilities	1,607	26,503
Other assets and liabilities	1,875	21,980
Net cash provided by operating activities	94,955	499,191

Investing activities:
Purchases of property and equipment	(34,197)	(23,133)
Purchases and development of software	(36,725)	(30,876)
Acquisitions, net of cash acquired	(14,750)	(223,230)
Other investing activities	—	5,525
Net cash used for investing activities	(85,672)	(271,714)

Financing activities:
Proceeds from stock issued for employee benefit plans	70,669	107,657
Total repurchases of common stock	(608,476)	(195,368)
Cash dividends	(277,321)	(209,956)
Proceeds from long-term borrowings	300,000	—
Payments on long-term borrowings	(2,048)	—
Proceeds from short-term borrowings	3,728,000	1,436,600
Payments on short-term borrowings	(3,203,251)	(1,579,600)
Net cash provided by (used for) financing activities	7,573	(440,667)
Effect of exchange rates on cash	(3,239)	9,128

Net change in cash and cash equivalents	13,617	(204,062)
Cash and cash equivalents, beginning of period	243,796	447,858
Cash and cash equivalents, end of period	$257,413	$243,796

	As of December 31,
Operational Data:	2021	2020
Employees	16,877	14,888

Source: C.H. Robinson
CHRW-IR